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                                                               EXHIBIT 11
                                                              (Unaudited)


                   U.S. HOME CORPORATION AND SUBSIDIARIES
                   --------------------------------------

                   COMPUTATION OF INCOME PER COMMON SHARE
                   --------------------------------------
               (Dollars in Thousands, Except Per Share Data)

                                  Three Months Ended       Six Months Ended
                                      June 30,                  June 30,
                             ------------------------ -------------------------
                                 1996         1995        1996          1995
                             -----------  ----------- ------------  -----------

Income Per Common And
 Common Equivalent
 Share -

Net income                   $    10,050  $     7,814  $    19,369  $    15,954
                             ===========  ===========  ===========  ===========

Weighted average common
  shares outstanding          11,588,063   11,595,298   11,582,034   11,588,003

Effect of assumed
  exercise of
  dilutive stock
  options and
  warrants                       421,863       21,117      485,398       15,859
                              ----------  -----------  -----------  -----------

Total common and common
  equivalent shares           12,009,926   11,616,415   12,067,432   11,603,862
                             ===========  ===========  ===========  ===========

Income per common
  and common
  equivalent share           $       .84  $       .67  $      1.61  $      1.37
                             ===========  ===========  ===========  ===========



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                                  Three Months Ended       Six Months Ended
                                      June 30,                  June 30,
                             ------------------------ -------------------------
                                 1996         1995        1996          1995
                            -----------  -----------  ------------  -----------
Income Per Common Share,
  Assuming Full Dilution -

Net income                  $    10,050  $     7,814  $     19,369  $    15,954

Add interest applicable to
  4.875%  convertible
  subordinated debentures,
  net of income tax effect          614          480         1,227          961
                            -----------  -----------   -----------  -----------

Income per common share,
  assuming full dilution    $    10,664  $     8,294   $    20,596  $    16,915
                            ===========  ===========   ===========  ===========

Total common and common
  equivalent shares          12,009,926   11,616,415    12,067,432   11,603,862

Assumed additional
 common shares from
 exercise of dilutive
 stock options and
 warrants resulting
 from use of market
 price of common
 stock at end of period            -         259,327          -         264,689

Assumed conversion of
 4.875% convertible
 subordinated debentures
 at $35.50 per share at
 date of issuance             2,253,521    2,253,521     2,253,521    2,253,521
                            -----------  -----------   -----------  -----------

Total common shares,
  assuming full
  dilution                   14,263,447   14,129,263    14,320,953   14,122,072
                            ===========  ===========   ===========  ===========

Income per common
  share, assuming
  full dilution             $       .75  $       .59   $      1.44  $      1.20
                            ===========  ===========   ===========  ===========

Note:  See Note 5 of Notes to Consolidated Condensed Financial Statements.